FOR IMMEDIATE RELEASE

Ferro Announces New Financing Commitments

CLEVELAND, Ohio – March 30, 2006 – Ferro Corporation (NYSE: FOE) announced today it has executed a commitment letter for a $700 million secured credit facility (the “New Credit Facility”) from National City Bank and Credit Suisse. The New Credit Facility provides for a five-year, $300 million multi-currency senior revolving credit facility and a six-year, $400 million term loan facility. The revolving credit facility will have an interest rate equal to, at the Company’s option, either (1) the London Interbank Borrowing Rate (LIBOR) or (2) an interest rate that is the higher of the prime rate and the federal funds effective rate plus 0.5%; plus, in each case, applicable margins based on the Company’s debt ratings. The new revolving credit facility will be used for working capital and general corporate purposes and the term loans, if drawn, will be used to refinance the Company’s existing indebtedness.

The New Credit Facility will replace Ferro’s existing revolving credit facility which was due to expire in September 2006. The Company obtained a waiver from the lenders in its existing revolving credit facility to extend reporting requirements for up to 90 days for the 2004 period and to the expiration of the facility for the periods 2005 and 2006. The extension will give the Company time to put the New Credit Facility in place. In addition, the Company indicated it expects to continue its current asset securitization program.

“I’m pleased we were able to reach agreement on these new financing commitments,” said Thomas Gannon, Chief Financial Officer. “It assures the Company of adequate liquidity to meet the anticipated needs of our operations and provides assurance of financing in the event of any accelerated refunding of our existing long-term debt.”

The New Credit Facility is subject to the negotiation, execution and delivery of definitive documentation with respect to the New Credit Facility; and closing conditions, including due diligence; the nonoccurrence of events that have a material adverse effect on the Company’s business (for such purposes, the restatement of the Company’s financial statements or the NYSE’s delisting of the Company’s common shares will not be considered to have a material adverse effect); and compliance with certain financial measures at the closing date.

As of February 28, 2006 Ferro had drawn $191 million on its existing revolving credit agreement and had $69 million outstanding on its asset securitization agreement.

About Ferro Corporation

Ferro is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and reported sales of approximately $1.8 billion in 2004. For more information on Ferro, visit www.ferro.com or contact David Longfellow at 216-875-7155.

Cautionary Note on Forward-Looking Statements

The foregoing discussion may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	- The possible outcomes of additional reviews associated with restatement of the Company’s financial statements and the external financial audit process that could result in additional adjustments to previously-reported financial results and potentially delay SEC financial filings;

•	- The possible delisting of the Company’s common stock from trading on the New York Stock Exchange if the Company’s audited annual financial statements for fiscal year 2004 are not filed with the Securities and Exchange Commission by March 31, 2006, or if the New York Stock Exchange reassesses the Company’s filing progress before March 31, 2006, and decides to withdraw the granted extension;

•	- Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	- Changes in customer requirements, markets or industries Ferro serves;

•	- Changes in the costs of major raw materials or sources of energy, particularly natural gas;

•	- Escalation in the cost of providing employee health care and pension benefits;

•	- Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates;

•	- The ability of the Company to successfully negotiate, execute and deliver definitive documentation with respect to the New Credit Facility;

•	- Access to capital markets and borrowings, primarily in the United States, and any restrictions placed on Ferro by current or future financing arrangements, including consequences of any future failure to be in compliance with any material provisions or covenants of our credit facilities;

•	- The ultimate outcome of class action lawsuits filed against the Company; and

•	- The effect of possible acts of God, terrorists, or the public enemy, or of fires, explosions, wars, riots, accidents, embargos, natural disasters, strikes or other work stoppages, or quarantines or other governmental actions or other events or circumstances beyond the Company’s reasonable control.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s financial position, results of operations, and cash flows.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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